Exhibit 99.1

Press Release

Bio-Rad Appoints Jon DiVincenzo President, Chief Operating Officer

HERCULES, Calif.— August 20, 2024 -- Bio-Rad Laboratories, Inc. (NYSE: BIO and BIO.B), a global leader in life science research and clinical diagnostics products, today announced that Jon DiVincenzo will join the company as President and Chief Operating Officer, effective September 9, 2024, replacing Andy Last, who is retiring.

Mr. DiVincenzo joins Bio-Rad from Labcorp Holdings Inc., a global provider of comprehensive laboratory services, where he held various global operational and commercial leadership roles across the company’s several business units. Most recently, he served as Executive Vice President and President, Central Laboratories and International. Prior to LabCorp, Mr. DiVincenzo was President of the Environmental Health Division at PerkinElmer, a global company focused on diagnostics, life science research, food quality, environmental health and industrial testing. He also served as Chief Executive Officer of Enzymatics, a privately held molecular biology reagents company. Prior to that, Mr. DiVincenzo held roles of increasing responsibility in the Biosciences and Lab Water businesses of EMD Millipore, a subsidiary of Merck KGaA. He holds a Bachelor of Science degree in mechanical engineering from Northeastern University.

"We are thrilled to welcome Jon DiVincenzo as our President and Chief Operating Officer,” stated Norman Schwartz, Bio-Rad’s Chairman and Chief Executive Officer. “Jon brings to Bio-Rad over thirty years of industry experience across strategic, operational, and commercial organizations in both life science and clinical diagnostics. His extensive track record spans leadership roles in operations, marketing, and product development, which will be integral to our continued success.”

Mr. DiVincenzo stated, "I am excited to join Bio-Rad and I look forward to working with the executive team to continue to make progress towards achieving the company’s long-term transformational and growth objectives.”

About Bio-Rad

Bio-Rad Laboratories, Inc. (NYSE: BIO and BIO.B) is a leader in developing, manufacturing, and marketing a broad range of products for the life science research and clinical diagnostics markets. Based in Hercules, California, Bio-Rad operates a global network of research, development, manufacturing, and sales operations with over 7,700 employees, and $2.7 billion in revenues in 2023. Our customers include universities, research institutions, hospitals, food safety and environmental quality laboratories, and biopharmaceutical companies. Together, we develop innovative, high-quality products that advance science and save lives. To learn more, visit bio-rad.com.

Investor Contact:
Edward Chung, Investor Relations
510-741-6104
ir@bio-rad.com

Media Contact:
Anna Gralinska, Corporate Communications
510-741-6643
cc@bio-rad.com
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